EXHIBIT 99.1

For Immediate Release

Contacts:
Thomas Higgins
Chief Financial Officer
508 497 2809
Michele Boudreau
Caliper Life Sciences
650 623 0305

Caliper Life Sciences Reports Fourth Quarter and Year-End 2004 Financial Results

-Record Fourth Quarter Revenue Reflects Strength in Product Sales-

HOPKINTON, MA, February 17, 2005 — Caliper Life Sciences, Inc. (Nasdaq: CALP) today announced its fourth quarter and year-end financial results for 2004. For the quarter ended December 31, 2004, total revenues were $24.1 million, up 13% from $21.4 million in the same period last year. Net loss for the quarter was $6.9 million, or $0.23 per share, as compared to a net loss of $19.9 million, or $0.70 per share, in the comparable period last year.

For the full year 2004, total revenues were $80.1 million, up 62% from $49.4 million in 2003. Net loss for the period was $31.6 million, or $1.08 per share, as compared to a net loss of $49.5 million, or $1.88 per share in the full year 2003. Fiscal 2003 includes financial results of Zymark Corporation starting from July 14, 2003, the closing date for the acquisition of Zymark by Caliper. Cash and short-term marketable securities were $49.3 million at December 31, 2004.

Gross margins from products and services for the fourth quarter of 2004 improved by 11 percentage points to 36% compared to the fourth quarter of 2003, and by 6 percentage points to 37% on a full year basis. R&D expenses were $4.7 million for the fourth quarter of 2004, a reduction of $2.9 million or 38% from the same period in 2003. On a full year basis, R&D expenses declined by 36%, from $33.7 million in 2003 to $21.7 million in 2004. This substantial improvement resulted from Caliper’s efforts to increase R&D productivity by focusing its investments on more commercially attractive opportunities. SG&A expenses for the fourth quarter of 2004 decreased to $8.3 million, a reduction of 10% from $9.3 million in the prior year quarter. SG&A expenses for the full year were $32.3 million in comparison with $27.3 million in 2003; however, the 2003 amounts exclude Zymark costs prior to the acquisition on July 14, 2003.

In the fourth quarter, Caliper was successful in achieving additional efficiencies that enabled it to complete the closure of the second of three of its Mountain View, CA facilities. This action, combined with a low probability of obtaining sublease income from these idled facilities, resulted in a $3.6 million non-cash charge in the fourth quarter.

“We exceeded our financial projections for the fourth quarter and year and are pleased to be entering 2005 with a significantly improved cash flow performance, greater than forecast cash resources, an improved revenue mix, and healthy product revenues,” commented Kevin Hrusovsky, President & CEO at Caliper. “Our efforts to improve the financial health of Caliper Life Sciences continue on track and we look forward to reaching our goal of operating cash flow breakeven during the fourth quarter of this year. Our outlook for the first quarter of 2005 is $17 to $19 million in total revenue, and gross margins from products and services in the range of 36% to 38%. For the full year 2005, we anticipate $87 to $92 million in total revenues, and product and services gross margins in the range of 37% to 40%.”

Commenting on business milestones, Hrusovsky stated, “Our achievements in 2004 set the stage for further advancement of our strategic objectives. Milestones that stand out for 2004 are three new partnership products from Affymetrix, Agilent, and Bio-Rad; measurable progress on our direct channel microfluidics adoption efforts, with 60% of top tier pharmaceutical companies now conducting microfluidics-based screening; the introduction of four new products into our direct sales channel; and the emergence of assay development services as a new business opportunity.”

Another important milestone reported by Caliper since the last earnings release is the non-exclusive license agreement with Predicant Biosciences, which granted Predicant the right to use a portion of Caliper’s microfluidics patent estate for biomarker discovery and diagnostics in conjunction with Predicant’s mass spectrometry technology. The Predicant agreement reflects Caliper management’s strategy of seeking opportunities to leverage its intellectual property portfolio through out-licensing in order to increase penetration of microfluidics technologies into the life sciences industry.

Caliper will webcast its fourth quarter and year-end results conference call starting at 5:00 PM EST today. Participants should visit http://www.fulldisclosure.com several minutes prior to the call and follow the instructions provided.

Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. To access a recording of the proceedings from February 17 through February 24, dial 888.286.8010 and use the participant passcode of 41298865. International callers can access the playback by dialing 617.801.6888 and using the same participant passcode.

A recording of the proceedings will be available from February 17 until Caliper’s earnings call for the first quarter of 2005 at http://www.fulldisclosure.com or at Caliper’s website http://www.caliperLS.com in the Events section of the Investor Relations page.

About Caliper Life Sciences
Caliper Life Sciences uses its advanced liquid handling and LabChip® technologies to create leading edge tools that accelerate drug discovery, enable diagnosis of disease and facilitate scientific research. Caliper headquarters are located in Hopkinton, Massachusetts, with R&D, operations and manufacturing facilities for LabChip devices in Mountain View, California, and direct sales, service and applications support throughout the world. Caliper customers and partners include many of the largest pharmaceutical, biotechnology, and life sciences companies. For more information, please visit Caliper’s web site at www.caliperLS.com.

The statements in this press release regarding Caliper’s goal of attaining positive cash flow from operations during the fourth quarter of 2005 and Caliper’s outlook for revenue and gross margins from products and services in the first quarter of 2005 and for the full year 2005 are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statement as a result of a number of factors, including the risks that unexpected difficulties may be encountered in gaining wider adoption of Caliper’s new products and Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery systems and other products. Further information on risks faced by Caliper are detailed under the caption “Factors Affecting Operating Results” in Caliper’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2004. This filing is available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

LabChip is a registered trademark of Caliper Life Sciences, Inc.

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CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS	Three Months Ended		Year Ended
(in thousands except per share data)	December 31,		December 31,
	2004	2003	2004	2003
				(Note 1)
Revenues:
Product revenue	$18,055	$13,577	$57,808	$31,916
Service revenue	3,368	3,244	13,448	5,879
License fees and contract revenue	2,668	4,577	8,871	11,616

Total revenues	24,091	21,398	80,127	49,411
Cost and Expenses:
Cost of product revenue	12,029	11,099	38,350	23,494
Cost of service revenue	1,597	1,466	6,673	2,486
Research and development	4,696	7,623	21,718	33,691
Acquired research and development	—	—	1,010	—
Selling, general and administrative	8,322	9,276	32,325	27,292
Amortization of deferred stock compensation	365	543	2,770	1,000
Amortization of intangible assets	925	1,360	3,805	2,756
Restructuring charges	3,556	10,439	5,774	11,535

Total costs and expenses	31,490	41,806	112,425	102,254

Loss from operations	(7,399)	(20,408)	(32,298)	(52,843)
Interest income, net	137	285	602	2,227
Other income, net	581	413	517	1,279
Provision for income taxes	(237)	(159)	(377)	(190)

Net loss	$(6,918)	$(19,869)	$(31,556)	$(49,527)

Net loss per share — basic and diluted	$(0.23)	$(0.70)	$(1.08)	$(1.88)

Shares used in computing net loss per share — basic and diluted	29,831	28,255	29,273	26,396

Note (1) Derived from audited financial statements for the year ended December 31, 2003. Certain amounts in the 2003 financial statements have been reclassified to conform to the 2004 financial statement presentation. These reclassifications had no effect on previously reported net loss, stockholders’ equity or net loss per share.

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION

CONSOLIDATED BALANCE SHEETS	December 31,
(in thousands)	2004	2003
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$9,441	$8,889
Short-term marketable securities	39,834	57,828
Accounts receivable, net	17,040	9,700
Inventories	9,828	11,580
Other current assets	2,138	3,451

Total current assets	78,281	91,448
Property and equipment, net	6,186	9,106
Intangible assets, net	12,745	16,628
Goodwill	47,215	47,262
Other assets	3,520	3,786

Total assets	$147,947	$168,230

Liabilities and stockholders’ equity
Current liabilities	$27,009	$25,151
Long-term obligations	9,359	8,282
Stockholders’ equity	111,579	134,797

Total liabilities and stockholders’ equity	$147,947	$168,230

Note (1) Derived from audited financial statements for the year ended December 31, 2003. Certain amounts in the 2003 financial statements have been reclassified to conform to the 2004 financial statement presentation. These reclassifications had no effect on previously reported net loss, stockholders’ equity or net loss per share.

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